Exhibit 10.4


               Summary Sheet of Non-Employee Director Compensation
                               (effective 5/6/05)


a.       Annual cash retainer -- $25,000

b.       Annual deferred stock unit award -- $40,000 value

c. Board meeting attendance -- $2,500 per meeting ($750 if attendance by telephone)

d. Committee meeting attendance -- $2,500 per meeting ($750 if attendance by telephone)

e. Committee chairperson annual retainer -- $5,000 ($15,000 for chairperson of Audit Committee)

f.       Lead Director annual retainer -- $15,000